As filed with the Securities and Exchange Commission on March 3, 2006
Registration No. 333-130443

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ELECTRIC CITY CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization	1280 Landmeier Road Elk Grove Village, IL 60007 (847) 437-4930	36-4197337 (I.R.S. Employer Identification No.)

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
JEFFREY R. MISTARZ
Chief Financial Officer and Treasurer
Electric City Corp., 1280 Landmeier Road, Elk Grove Village, Illinois, 60007, (847) 437-4930
(Name, Address, and Telephone Number of Agent for Service)
Copies to:
Andrew H. Connor
Schwartz Cooper Greenberger & Krauss, Chtd.
180 N. LaSalle Street, Suite 2700
Chicago, Illinois 60601
(312) 346-1300
Approximate Date of Commencement of Proposed sale to the Public:
From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount To	Offering Price	Aggregate Offering	Registration Fee
Securities to be Registered	Be Registered (1)	Per Share (2)	Price (2)	(3)
Common Stock, par value $0.0001	14,060,345	$0.75	$10,545,259	$1,128

(1)	In the event of a stock split, stock dividend or similar transaction involving the common stock of the registrant, in order to prevent dilution, the number of shares of common stock registered hereby shall be automatically adjusted to cover the additional shares of common stock in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)	Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee based on the average of the high and low sale prices of the common stock of Electric City Corp. reported on the American Stock Exchange on December 15, 2005.

(3)	Partially offset by $1,023 previously paid with the S-3 filed on December 19, 2005.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 3, 2006
PROSPECTUS
ELECTRIC CITY CORP.
14,060,345 Shares of Common Stock
     This prospectus relates to up to 14,060,345 shares of our common stock, par value $0.0001 per share, which may be offered for sale by selling stockholders named in this prospectus. The selling stockholders can sell these shares on any exchange on which the shares are listed, in privately negotiated transactions or by any other legally available means, whenever they decide and at the prices they set. We may issue up to 3,750,000 of these shares upon exercise of common stock warrants issued by the Company held by some of the selling stockholders and up to 4,310,345 of these shares upon conversion of a term loan funded to us by one of the selling stockholders. We will not receive any of the proceeds from the sale of these shares of our common stock, but will receive proceeds from the exercise of any of such warrants.
     Our common stock is quoted on the American Stock Exchange under the symbol “ELC.” On March 1, 2006, the closing sale price for shares of our common stock was $0.75 per share.
     Our principal executive office is located at 1280 Landmeier Road, Elk Grove Village, Illinois, 60007. Our telephone number at that address is (847) 437-4930. Our web site is located at http://www.elccorp.com.

Investing in our common stock involves risks described beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 3, 2006.

ABOUT THIS PROSPECTUS
     This prospectus is a part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC” or “Commission”) using a “shelf registration” process. You should rely only on the information provided in this prospectus or any supplement or amendment. We have not authorized anyone else to provide you with additional or different information. You should not assume that the information in this prospectus or any supplement or amendment is accurate as of any date other than the date on the front of this prospectus or any supplement or amendment.
     Unless the context otherwise requires, “Electric City,” the “Company,” “we,” “our,” “us” and similar expressions refers to Electric City Corp. and its subsidiaries, and the term “Common Stock” means Electric City Corp.’s common stock, par value $0.0001 per share.
WHERE YOU CAN FIND MORE INFORMATION
     We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the public reference room maintained by the SEC at Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Headquarters Office, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s public reference room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.
     The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that site is http://www.sec.gov.
     Our Common Stock is listed on the American Stock Exchange (AMEX: ELC), and reports, proxy statements and other information concerning us can also be inspected at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006. Our web site address is http://www.elccorp.com. The information on our web site, however, is not, and should not be deemed to be, a part of this prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us.
•	our Annual Report on Form 10-K for the year ended December 31, 2004 (filed with the SEC on March 31, 2005);

•	the first amendment to our Annual Report on Form 10-K/A for the year ended December 31, 2004 (filed with the SEC on April 13, 2005);

•	the second amendment to our Annual Report on Form 10-K/A for the year ended December 31, 2004 (filed with the SEC on June 14, 2005);

•	our Quarterly Report on Form 10-Q for the three month and nine month periods ended September 30, 2005 (filed with the SEC on November 10, 2005);

•	our Quarterly Report on Form 10-Q for the three month and six month periods ended June 30, 2005 (filed with the SEC on August 15, 2005);

•	our Quarterly Report on Form 10-Q for the three month period ended March 31, 2005 (filed with the SEC on May 16, 2005);

•	our definitive Proxy Statement for the 2005 meeting of stockholders (filed with the SEC on April 15, 2005);

•	our Form 8-K (filed with the SEC on January 4, 2005);

•	our Form 8-K (filed with the SEC on March 4, 2005);

•	our Form 8-K (filed with the SEC on March 8, 2005);

•	our Form 8-K (filed with the SEC on May 4, 2005), as amended by our Form 8-K/A (filed with the SEC on July 15, 2005);

•	our Form 8-K (filed with the SEC on May 16, 2005);

•	our Form 8-K/A (filed with the SEC on July 15, 2005);

•	our Form 8-K (filed with the SEC on November 30, 2005), as amended by our Form 8-K/A (filed with the SEC on February 9, 2006);

•	our Form 8-K (filed with the SEC on December 15, 2005);

•	our Form 8-K (filed with the SEC on February 22, 2006);

•	the description of our common stock contained in our Registration Statement on form S-1, filed with the SEC on May 1, 2004; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before the termination of the offering.
     You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:
Electric City Corp.
Attn: Investor Relations
1280 Landmeier Road
Elk Grove Village, IL 60007-2410
Telephone: (847) 437-4930
     You should rely only on the information provided or incorporated by reference in this prospectus or in the applicable supplement to this prospectus. You should not assume that the information in this prospectus and the applicable supplement is accurate as of any date other than the date on the front cover of the document.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus includes “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,”

“hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors, including the factors set forth under “Risk Factors,” that could cause our actual results, performance, prospects or opportunities in 2005 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, our limited operating history, our history of operating losses, fluctuations in retail electricity rates, our reliance on licensed technologies, customers’ acceptance of our new and existing products, the risk of increased competition, our ability to successfully integrate acquired businesses, products and technologies, our ability to manage our growth, our need for additional financing and the terms and conditions of any financing that is consummated, the possible volatility of our stock price, the concentration of ownership of our stock and the potential fluctuation in our operating results. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements. Except as otherwise required by Federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason, after the date of this prospectus.
PROSPECTUS SUMMARY
     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus.
Our Company
     We were organized as Electric City LLC, a Delaware limited liability company, on December 5, 1997. On June 5, 1998 we merged Electric City LLC with and into Electric City Corp., a Delaware corporation. On June 10, 1998, we issued approximately six (6%) percent of our then issued and outstanding Common Stock to the approximately 330 stockholders of Pice Products Corporation (“Pice”), an inactive, unaffiliated company with minimal assets, pursuant to the merger of Pice with and into Electric City. This merger facilitated the establishment of a public trading market for our Common Stock. Trading in our Common Stock commenced on August 14, 1998 through the OTC Bulletin Board under the trading symbol “ECCC”. Since December 12, 2000, our Common Stock has traded on the American Stock Exchange under the trading symbol “ELC”.
Our Products
     We are a developer, manufacturer and integrator of energy saving technologies and building automation controls as well as an independent developer of scalable, negative power systems. Our premier energy saving product is the EnergySaver system, which reduces energy consumed by lighting, typically by 20% to 30%, with minimal lighting level reduction. This technology has been installed in applications in commercial buildings, factories and office structures, as well as street lighting and parking lot lighting. Our GlobalCommander integrates with the EnergySaver allowing us to link multiple EnergySaver units together and to provide remote communications, measurement and verification of energy savings. The combined technology of the EnergySaver and GlobalCommander led to the development of our Virtual “Negawatt” Power Plan (“VNPP”), which is essentially a negative power system which we market primarily to utilities as a demand response system, although we have not yet recognized any revenue from our VNPP efforts. Demand response is a program whereby users of electricity voluntarily reduce their usage of electricity when so requested by their electric utility. The users typically accomplish this by turning off machinery, lights or air conditioning equipment. The problem with such voluntary load reduction programs is that utilities cannot always count on their customers to reduce their demand when they are requested to do so. By utilizing our EnergySaver system in conjunction with a GlobalCommander, a utility company can reduce demand in lighting applications remotely without the end users’ involvement and in most cases without the end user noticing a reduction in the lighting levels. The measurement and verification capabilities of the GlobalCommander also reports to the utility the actual amount of demand reduction achieved. Our VNPP program involves installation of EnergySavers and GlobalCommanders in a number of end user sites within a utility’s territory, thereby allowing the utility to reliably reduce electric demand when needed. We sometimes refer to such a system as a “negative” power system because it permits the utility to reduce the need to supply electric power. Thus, by paying us for the ability to reduce demand when needed, the utility can avoid investing in additional generating capacity and transmission and distribution equipment. It can also reduce its need to purchase power in the wholesale “spot” market where prices for power sometimes exceed the amount it can charge its customers. The use of our equipment can also mitigate the risk of “brown out” or “black out”, when for whatever reason, the utility cannot produce, deliver and/or purchase for resale all the power that its customers need.
     In addition to our EnergySaver system, we also provide, through our subsidiary, Great Lakes Controlled Energy Corporation, a Delaware corporation (“Great Lakes”), integrated building and environmental control solutions for commercial and industrial facilities. Building and environmental control systems are networks of sensors and actuators controlled by a central computer. The sensors monitor building environmental conditions, such as temperature, humidity and light levels and will turn on and off heating units, chillers, pumps, lights, fans, or other equipment as needed to maintain environmental conditions within a desired range. The systems also report to the central operator when there is a problem with any of the equipment on the network or when any of the monitored conditions fall outside of preset limits.
     On May 3, 2005 we acquired Maximum Performance Group, Inc. (“MPG”), a technology-based provider of energy and asset management products and services. MPG currently manufactures and markets its eMAC line of controllers for commercial and industrial HVAC and lighting applications. The eMAC line of microprocessor based controllers are used to optimize the performance of HVAC systems and provide continuous monitoring, control and reporting. The eMAC system generally reduces energy consumption by 15% to 20% through the use of intelligent operating algorithms which learn the rate of cooling or heating required to achieve the desired space temperature while optimizing compressor run time within these limits. The eMAC also monitors over 140 points of system operation. This system information is captured on a real time basis and transmitted via wireless two-way communication to MPG’s central eMAC servers where it is analyzed to ensure maximum system reliability. If the system detects a problem in an HVAC unit, the problem can be diagnosed and the appropriate action can be taken to minimize or avoid system downtime. MPG’s customers can also remotely control their HVAC equipment and view historical operating information via the Internet using a standard Internet browser.
     Our EnergySaver product line is manufactured at our facilities in Elk Grove Village, Illinois, with manufacturing and assembly scaled to order demand. Building and environmental control services and solutions provided by Great Lakes are based out of a separate facility also located in Elk Grove Village, Illinois. Maximum Performance Group has offices in College Point, New York and San Diego, California, but contracts for the manufacturing of its hardware products with third party contract manufacturers.
     Giorgio Reverberi has patented in the United States and Italy certain technologies underlying the EnergySaver products. We have entered into a license agreement and series of agreements with Mr. Reverberi and our founder, Mr. Joseph Marino, relating to the license of the EnergySaver technology in the United States and certain other markets. We own all the patents and trademarks related to MPG’s products.
     We are pursuing a multi-channel marketing and sales distribution strategy to bring our energy saving products to market. Our multi-channel approach includes the use of a direct sales force, third party distributors and independent manufacturers’ representatives.
The Offering

Securities Offered.	The selling stockholders are offering from time to time up to 14,060,345 shares of our Common Stock.

Terms of the Offering.	We have agreed to use our best efforts to keep the registration statement of which this prospectus is a part effective until all the shares of the selling stockholders registered under the registration statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act.

Use of Proceeds.	We will not receive any of the proceeds from any sale of the shares offered by this prospectus by the selling stockholders. To the extent the selling stockholders exercise their warrants for cash, we intend to use the proceeds we receive from such exercise(s) for general corporate purposes.

American Stock Exchange Symbol	ELC
RISK FACTORS
     The following disclosure of risk factors includes all material risks known to us at this time. Additional risks we are not presently aware of or that we currently believe are immaterial may prove to impair our business and financial performance. Our business could be harmed by any of these risks, whether stated or unstated. We operate in a continually changing business environment and may as a result enter into new businesses and product lines. We cannot predict new risk factors that may arise in the future, and we cannot assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, you should not rely on forward-looking statements as a prediction of actual results. In addition, our estimates of future operating results are based on our current complement of businesses, which is subject to change as we continue to assess and refine our business strategy. If any of the following risks actually occur, our business, results of operations, and financial condition could be adversely affected in a material manner and could negatively affect the value of your investment.

Risks Related to Our Business
     We have a limited operating history upon which to evaluate our potential for future success.
     We were formed in December 1997. To date, we have generated limited revenues from the sale of our products and do not expect to generate significant revenues until we sell a significantly larger number of our products. Accordingly, we have only a limited operating history upon which you can base an evaluation of our business and prospects. The likelihood of our success must be considered in light of the risks and uncertainties frequently encountered by early stage companies like ours in an evolving market. If we are unsuccessful in addressing these risks and uncertainties, our business will be materially harmed.
We have incurred significant operating losses since inception and may not achieve or sustain profitability in the future.
     We have experienced operating losses and negative cash flow from operations since our inception and we currently have an accumulated deficit. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is ultimately dependent on our ability to raise additional capital and to increase sales to a level that will allow us to operate profitably and sustain positive operating cash flows. Although we are continuing our efforts to improve profitability through expansion of our business in both current and new markets, we must overcome significant manufacturing hurdles, including gearing up to produce large quantities of product or arranging to outsource the production of our products, and marketing hurdles, including gaining market acceptance, in order to sell large quantities of our products. In addition, we may be required to reduce the prices of our products in order to increase sales. If we reduce product prices, we may not be able to reduce product costs sufficiently to achieve acceptable profit margins. As we strive to grow our business, we have spent and expect to continue to spend significant funds (1) for general corporate purposes, including working capital, marketing, recruiting and hiring additional personnel; and (2) for research and development. To the extent that our revenues do not increase as quickly as these costs and expenditures, our results of operations and liquidity will be materially adversely affected. If we experience slower than anticipated revenue growth or if our operating expenses exceed our expectations, we may not achieve profitability. Even if we achieve profitability in the future, we may not be able to sustain it.
     Our auditors have modified their opinion to our audited financial statements for the year ended December 31, 2004 to include an emphasis paragraph, stating that our continuing losses and negative cash flow from operations raise substantial doubt about our ability to continue as a going concern. Our management has developed a plan that includes among other things, raising additional capital to fund operations until our sales and internally generated cash flow can support our ongoing operations. Whether we can succeed in implementing this plan remains to be seen.
Our independent registered public accountants have issued a “going concern” opinion raising doubt about our financial viability.
     As a result of our continuing losses and negative cash flows, our independent registered public accounting firm, BDO Seidman, LLP, issued a “going concern” opinion in connection with their audit of our financial statements for the year ended December 31, 2004. This opinion expressed substantial doubt as to our ability to continue as a going concern. The going concern opinion could have an adverse impact on our ability to execute our business plan, result in the reluctance on the part of certain suppliers to do business with us, result in the the inability to obtain new business due to potential customers’ concern about our ability to deliver product, or adversely affect our ability to raise additional capital.

Failure to replace a significant customer could materially and adversely affect our results of operations and financial condition.
     We have historically derived a significant portion of our annual revenue from a limited number of customers. Seldom has any one customer represented 10% or more of our revenues for more than one year in a row. This requires that we continually replace major customers whose needs we have satisfied, with one or more new customers. The failure to replace a major customer could have a significant negative effect on our results of operations and financial condition.
     A decrease in electric retail rates could lessen demand for our products.
     Our principal products, our EnergySaver and eMAC products, have the greatest profit potential in areas where commercial electric rates are relatively high. However, retail electric rates for commercial establishments in the United States may not remain at their current levels. Due to a potential overbuilding of power generating stations in certain regions of the United States, wholesale power prices may decrease in the future. Because the price of commercial retail electric power is largely attributed to the wholesale cost of power, it is reasonable to expect that commercial retail rates may decrease as well. In addition, much of the wholesale cost of power is directly related to the price of certain fuels, such as natural gas, oil and coal. If the prices of those fuels decrease, the prices of the wholesale cost of power may also decrease. This could result in lower electric retail rates and reduced demand for energy saving devices such as our EnergySaver and eMAC products.
We have a license to use certain patents and our ability to sell our products may be adversely impacted if the license expires or is terminated.
     We have entered into a license agreement with Messrs. Giorgio Reverberi and Joseph Marino with regard to the core technology used in our EnergySaver product. Mr. Reverberi holds a U.S. patent and has applied for several patents in other countries. Pursuant to the terms of the license, we have been granted the exclusive right to manufacture and sell products containing the load reduction technology claimed under Mr. Reverberi’s U.S. patent or any other related patent held by him in the U.S., the remainder of North America, parts of South America and parts of Africa. However, the exclusive rights that we received may not have any value in territories where Mr. Reverberi does not have or does not obtain protectable rights. The term of the license expires when the last of these patents expires. We expect that these patents will expire around November 2017. The license agreement may be terminated if we materially breach its terms and fail to cure the breach within 180 days after we are notified of the breach. If our license is terminated it could impact our ability to manufacture, sell or otherwise commercialize products in those countries where Mr. Reverberi holds valid patents relating to our products, including the United States.

If we are not able to protect our intellectual property rights against infringement, or if others obtain intellectual property rights relating to energy management technology, we could lose our competitive advantage in the energy management market.
     We regard our intellectual property rights, such as patents, licenses of patents, trademarks, copyrights and trade secrets, as important to our success. Although we entered into confidentiality and rights to inventions agreements with our employees and consultants, the steps we have taken to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our intellectual property rights or we may not be able to detect unauthorized use and take appropriate steps to enforce our rights. Failure to take appropriate protective steps could materially adversely affect any competitive advantage we may have in the energy management market. Furthermore, our license to use Mr. Reverberi’s patents may have little or no value to us if Mr. Reverberi’s patents are not valid. In addition, patents held by third parties may limit our ability to manufacture, sell or otherwise commercialize products and could result in the assertion of claims of patent infringement against us. If that were to happen, we could try to modify our products to be non-infringing, but we might not be successful or such modifications might not avoid infringing on the intellectual property rights of third parties.
     Claims of patent infringement against us, regardless of merit, could result in the expenditure of significant financial and managerial resources by us. We may be forced to seek to enter into license agreements with third parties (other than Mr. Reverberi) to resolve claims of infringement by our products of the intellectual property rights of third parties. These licenses may not be available on acceptable terms or at all. The failure to obtain such licenses on acceptable terms could have a negative effect on our business.
David Asplund, our new Chief Executive Officer has limited experience operating a Company such as ours and no direct industry experience.
     Mr. Asplund, who has been on our Board since June 2002, has a degree in mechanical engineering and has had a successful career in the financial industry. Mr. Asplund founded an investment banking firm in 1999 and operated the firm as its president for six years, but Mr. Asplund has not operated a manufacturing company. His past experience does not assure that he will be successful in his new role as CEO of Electric City.
If we are unable to achieve or manage our growth, it will adversely affect our business, the quality of our products and our ability to attract and retain key personnel.
     If we succeed in growing our sales as we need to do, we will be subject to the risks inherent in the expansion and growth of a business enterprise. Growth in our business will place a strain on our operational and administrative resources and increase the level of responsibility for our existing and new management personnel. To manage our growth effectively, we will need to:
•	further develop and improve our operating, information, accounting, financial and other internal systems and controls on a timely basis;

•	improve our business development, marketing and sales capabilities; and

•	expand, train, motivate and manage our employee base.

     Our systems currently in place may not be adequate if we grow and may need to be modified and enhanced. The skills of management currently in place may not be adequate if we experience significant growth.
If our management fails to properly identify companies to acquire and to effectively negotiate the terms of these acquisition transactions, our growth may be impaired.
     As part of our growth strategy we intend to seek to acquire companies with complementary technologies, products and/or services. Our management, including our Board of Directors, will have discretion in identifying and selecting companies to be acquired by us and in structuring and negotiating these acquisitions. In general, our Common Stockholders may not have the opportunity to approve these acquisitions, although the holders of Series E Convertible Preferred Stock do have certain rights to approve acquisitions. In addition, in making acquisition decisions, we will rely, in part, on financial projections developed by our management and the management of potential target companies. These projections will be based on assumptions and subjective judgments. The actual operating results of any acquired company or the combination of us and an acquired company may fall significantly short of projections.
     We may be unable to acquire companies that we identify as targets for various reasons, including:
•	our inability to interest such companies in a proposed transaction;

•	our inability to agree on the terms of an acquisition;

•	incompatibility between our management and management of a target company; and

•	our inability to obtain any required approvals of the holders of the Series E Convertible Preferred Stock, or our lender, or if required, the holders of our Common Stock.
     If we cannot consummate acquisitions on a timely basis or agree on terms at all, or if we cannot acquire companies with complementary technologies, products and/or services on terms acceptable to us, our future growth may be impaired.
Our growth may be impaired and our current business may suffer if we do not successfully address risks associated with acquisitions.
     Since January 1, 2000, we have acquired three companies; Switchboard Apparatus, Great Lakes Controlled Energy and Maximum Performance Group, Inc., one of which (Switchboard Apparatus) we subsequently sold. Our future growth may depend, in part, upon our ability to successfully identify, acquire and operate other complementary businesses. We may encounter problems associated with such acquisitions, including the following:
•	difficulties in integrating acquired operations and products with our existing operations and products;

•	difficulties in meeting operating expectations for acquired businesses;

•	diversion of management’s attention from other business concerns;

•	adverse impact on earnings of amortization or write-offs of goodwill and other intangible assets relating to acquisitions; and

•	issuances of equity securities that may be dilutive to existing stockholders to pay for acquisitions.

If our products do not achieve or sustain market acceptance, our ability to compete will be adversely affected.
     To date, we have not sold our EnergySaver or eMAC product lines or any other products in very large quantities and a sufficient market may not develop for them. Significant marketing will be required in order to establish a sufficient market for these products. The technology underlying our products may not become a preferred technology to address the energy management needs of our customers and potential customers. Failure to successfully develop, manufacture and commercialize products on a timely and cost-effective basis will have a material adverse effect on our ability to compete in the energy management market or survive as a business.
Failure to meet customers’ expectations or deliver expected technical performance could result in losses and negative publicity.
     Customer engagements involve the installation of energy management equipment that we design to help our clients reduce energy/power consumption. We rely on outside contractors to install our EnergySaver and eMAC products. Any defects in this equipment and/or its installation or any other failure to meet our customers’ expectations could result in:
•	delayed or lost revenues due to adverse customer reaction;

•	requirements to provide additional products, replacement parts and/or services to a customer at no charge;

•	negative publicity regarding us and our products, which could adversely affect our ability to attract or retain customers; and

•	claims for substantial damages against us, regardless of whether we have any responsibility for such failure.
If sufficient additional funding is not available to us, the commercialization of our products and our ability to grow is likely to be hindered.
     Our operations have not generated positive cash flow since the inception of the Company in 1997. We have funded our operations through the issuance of common and preferred stock and secured debt. Our ability to continue to operate until our cash flow turns positive may depend on our ability to continue to raise funds through the issuance of equity or debt. If we are not successful in raising additional funds, we might have to significantly scale back or delay our growth plans, or possibly cease operations altogether. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products. If we should have to cease operations altogether, your investment is likely to be lost.
Raising additional capital or consummation of additional acquisitions through the issuance of equity or equity-linked securities could dilute your ownership interest in us.
     It is likely that we will need to obtain additional funds in the future to grow our product development, manufacturing, marketing and sales activities at the pace that we intend, to continue to fund operating losses until our cash flow turns positive, or to fund acquisitions. If we determine that we do need to raise additional capital in the future and we are not successful in doing so, we might have to significantly scale back or delay our growth plans, reduce staff and delay planned expenditures on research and development and capital expenditures in order to continue as a going concern. Any reduction or delay in our growth plans could materially adversely affect our ability to compete in the marketplace, take advantage of business opportunities and develop or enhance our products.

     If we receive additional funds through the issuance of equity securities or convertible debt securities, our existing stockholders will likely experience dilution of their present equity ownership position and voting rights. Depending on the number of shares issued and the terms and conditions of the issuance, new equity securities could have rights, preferences, or privileges senior to those of our Common Stock. Depending on the terms, Common Stock holders may not have approval rights with respect to such issuances, although our Series E Convertible Preferred Stock may have such rights.
Failure to effectively market our energy management products could impair our ability to sell significant quantities of these products.
     One of the challenges we face in commercializing our energy management products is demonstrating the advantages of our products over competitive products. To do this, we will need to further develop our marketing and sales force. In addition to our internal sales force, we rely on third parties to market and sell our products. We currently maintain a number of relationships and have a number of agreements with third parties regarding the marketing and distribution of our EnergySaver products and depend to some degree upon the efforts of these third parties in marketing and selling these products. Maintenance of these relationships is based primarily on an ongoing mutual business opportunity and a good overall working relationship. The current contracts associated with certain of these relationships allow the distributors to terminate the relationship upon 30 days’ written notice. We recently terminated two distributors for failing to meet their sales quotas. Without these relationships, our ability to market and sell our EnergySaver products could be harmed and we may need to divert even more resources to increasing our internal sales force. If we are unable to expand our internal sales force and maintain our third party marketing relationships, our ability to generate significant revenues may be harmed.
     The distribution rights we have granted to third parties in specified geographic territories may make it difficult for us to grow our business in such territories if those distributors do not successfully market and support our products in those territories. We have in the past been, and may in the future be, involved in disputes with distributors that have distribution rights in specified geographic territories but are not achieving our goals. During 2000, we repurchased for cash and stock consideration the distribution rights from three distributors that were not meeting our sales goals. We recently settled a dispute with a former distributor to avoid the cost of further litigation. Currently all of our distributors are in violation of their agreements with us for failing to meet their sales quotas. We may have to expend additional funds, incur debt or issue additional securities in the future to repurchase other distribution rights or pursue legal action to enforce our rights under distributor agreements that we have granted or may grant in the future.
If we do not successfully compete with others in the very competitive energy management market, we may not achieve profitability.
     In the energy management market, we compete with other manufacturers of energy management products that are currently used by our potential customers. Many of these companies have substantially greater financial resources, larger research and development staffs and greater manufacturing and marketing capabilities than us. Our competitors may provide energy management products at lower prices and/or with superior performance. If we are unable to successfully compete with conventional and new technologies our business may be materially harmed.
Product liability claims could result in losses and could divert our management’s time and resources.

     The manufacture and sale of our products creates a risk of product liability claims. Any product liability claims, with or without merit, could result in costly litigation and reduced sales, cause us to incur significant expenses and divert our management’s time, attention and resources. We do have product liability insurance coverage; however, there is no assurance that such insurance is adequate to cover all potential claims. The successful assertion of any such claim against us could materially harm our liquidity and operating results.
Our current internal manufacturing capacity is limited and if demand for our products increases significantly and we are unable to increase our capacity quickly and efficiently our business could suffer.
     Our EnergySaver products are manufactured at our facilities. To be financially successful, we must manufacture our products, including our EnergySaver products, in substantial quantities, at acceptable costs and on a timely basis. While we have produced approximately 1,600 EnergySaver units over the past seven years, we have never approached what we believe is our production capacity. To produce larger quantities of our EnergySaver products at competitive prices and on a timely basis, we will have to further develop our processing, production control, assembly, testing and quality assurance capabilities. If our production requirements exceed our internal capacity we plan to contract with outside manufacturers to produce individual components and/or entire EnergySaver units. Since the manufacturing process that we are currently performing only involves the assembly of components manufactured by others, we believe there are many contract manufacturers located across the country that could assemble our EnergySaver product for us with relatively little lead time. We have had discussions with several potential contract manufacturers and they have produced units on a trial basis, but their ability to deliver significant quantities of product in a timely manner with acceptable quality is still unproven. We may be unable to manufacture our EnergySaver products in sufficient volume and may incur substantial costs and expenses in connection with manufacturing larger quantities of our EnergySaver products. If we are unable to make the transition to large-scale commercial production successfully, our business will be negatively affected. We could encounter substantial difficulties if we decide to outsource the manufacturing of our products, including delays in manufacturing and poor production quality.
Risks Related to this Offering
Due to the current market price of our Common Stock, in conjunction with the fact that we are a relatively small company with a history of operating losses, the future trading market for our stock may not be active on a consistent basis, which may make it difficult for you to sell your shares.
     The trading volume of our stock in the future depends in part on our ability to increase our revenue and reduce or eliminate our operating losses, which should increase the attractiveness of our stock as an investment, thereby leading to a more liquid market for our stock on a consistent basis. If we are unable to achieve these goals, the trading market for our stock may be negatively affected, which may make it difficult for you to sell your shares. In addition, if we fail to continue to meet the American Stock Exchange’s requirements for continued listing we may be forced to move to the over-the-counter bulletin board, which may result in reduced liquidity and increased volatility for our stock. If an active and liquid trading market does not exist for our Common Stock, you may have difficulty selling your shares.

The need to raise additional capital will most likely be dilutive to our current stockholders and could result in new investors receiving rights that are superior to those of existing stockholders.
     Since September 2001, we have issued shares of our preferred stock (including shares issued as dividends) that are currently convertible into 22,912,400 shares of our Common Stock. These shares of preferred stock are currently accruing dividends at the rate of 6% per year, though prior to March 22, 2004 they were accruing at the rate of 10% per year. To date we have issued shares of convertible preferred stock in satisfaction of accrued dividends convertible into 7,488,100 shares of Common Stock. The preferred stockholders all have rights that are superior to the rights of our common stockholders, including:
▪	a liquidation preference of $200 per share under our Series E Preferred (the only series of preferred which is currently outstanding);

▪	special approval rights in respect of certain actions by the Company, including any issuance of shares of capital stock by the Company that would have the right to receive dividends or the right to participate in any distribution upon liquidation which will be senior to or equal to the rights of the Series E Preferred (other than to pay dividends on the Series E Preferred and under certain other limited exceptions such as conversion of outstanding convertible securities) and any acquisition, sale, merger, joint venture, consolidation or reorganization involving the Company or any of its subsidiaries;

▪	a conversion price that may be below the market price of our Common Stock;

▪	the right to elect up to four directors;

▪	the right to vote with the holders of Common Stock on an “as converted” basis on all matters on which holders of our Common Stock are entitled to vote, except (if more than 19,999 shares of Series E Preferred are outstanding) with respect to the election of directors or as otherwise provided by law;

▪	a right of first offer on the sale of equity by the Company in a private transaction; and

▪	anti-dilution protection that would adjust the conversion price on their preferred shares and the exercise price on their related warrants in the event we issue common equity at a price which is less than the conversion price or exercise price of their securities.
     These rights associated with our preferred stock are substantially different than the rights of our common stockholders and may materially decrease the value of our Common Stock.
Due to the concentration of holdings of our stock, four investors may be able to control matters requiring common stockholder approval or could cause our stock price to decline through future sales because they beneficially own a large percentage of our Common Stock.
     There are 54,002,253 shares of our Common Stock outstanding as of March 2, 2006, of which Joseph C. Marino beneficially owns approximately 14%, Richard Kiphart (our Chairman) beneficially owns approximately 16%, Security Benefit beneficially owns approximately 14% and Laurus Master Fund Ltd. (“Laurus”) beneficially owns approximately 15% (each of the aforementioned percentages includes stock options and warrants that are currently exercisable and in the case of Mr. Kiphart include stock issuable upon conversion of Series E Convertible Preferred Stock, and in the case of Laurus includes shares issuable upon conversion of convertible debt and the exercise of warrants which possess exercise caps that require 76 days notice prior to acquiring shares in excess of 4.99%). As a result of their significant ownership, Mr. Marino, Mr. Kiphart, Security Benefit and Laurus may have the ability to exercise a controlling influence over our business and corporate actions requiring common stockholder approval, including the election of our directors (other than those directors to be chosen by the holders of our preferred stock), a sale of substantially all of our assets, a merger between us and another entity or an amendment to our certificate of incorporation. This concentration of ownership could delay, defer or prevent a change of control and could adversely affect the price investors might be willing to pay in the future for shares of our Common Stock. Also, in the event of a sale of our business, Mr. Marino, Mr. Kiphart, Security Benefit and Laurus could be able to elect to receive a control premium to the exclusion of other common stockholders.
     A significant percentage of the outstanding shares of our Common Stock, including the shares beneficially owned by Mr. Marino, Mr. Kiphart, Security Benefit and Laurus, can be sold in the public market from time to time, subject to limitations imposed by Federal securities laws, and in the case of Mr. Kiphart, by trading agreements entered into with us. The market price of our Common Stock could decline as a result of sales of a large number of our presently outstanding shares of Common Stock by Mr. Marino, Mr. Kiphart, Security Benefit, Laurus or other stockholders in the public market or due to the perception that these sales could occur. This could also make it more difficult for us to raise funds through future offerings of our equity securities or for you to sell your shares if you choose to do so.
Provisions of our charter and by-laws, in particular our “blank check” preferred stock, could discourage an acquisition of our company that would benefit our stockholders.
     Provisions of our charter and by-laws may make it more difficult for a third party to acquire control of our company, even if a change in control would benefit our stockholders. In particular, shares of our preferred stock have been issued and may be issued in the future without further stockholder approval and upon those terms and conditions, and having those rights, privileges and preferences, as our Board of Directors may determine (subject to certain approval rights of our Series E Preferred). The rights of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any of our preferred stock which is currently outstanding or which may be issued in the future. The issuance of our preferred stock, while providing desirable flexibility in pursuing possible additional equity financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire control of us. This could limit the price that certain investors might be willing to pay in the future for shares of our Common Stock and discourage these investors from acquiring a majority of our Common Stock. In addition, the price that future investors may be willing to pay for our Common Stock may be lower due to the conversion price and exercise price granted to investors in any such private financing.

USE OF PROCEEDS
     We will not receive any of the proceeds from any sale of the shares offered by this prospectus by the selling stockholders. If and when the selling stockholders exercise their Common Stock warrants, we may receive up to $6,555,000 from the issuance of shares of Common Stock to those selling stockholders. Conversion of any part of the convertible term loan will reduce our indebtedness but not provide additional funds because the proceeds of the loan have already been received by us. The warrants have exercise prices ranging from $1.16 to $2.42 per common share. One of the warrants contains a cashless exercise option, which permits the holder to surrender a portion of the shares issuable upon exercise of the warrant as payment of the exercise price. To the extent the holder of the warrant elects the cashless exercise option, the cash received by us and the number of shares issued upon exercise of the warrant will be reduced. Any cash received as a result of the exercise of any of the warrants will be used by the Company for general corporate purposes.
PLAN OF DISTRIBUTION
     We have agreed to register for public resale shares of our Common Stock which have been issued to the selling stockholders or may be issued in the future to the selling stockholders upon conversion of the convertible term loan and/or the exercise of their warrants. We have agreed to use our best efforts to keep the registration statement of which this prospectus is a part effective until all the shares of the selling stockholders registered hereunder have been sold or may be sold without volume restrictions pursuant to Rule 144(k) under the Securities Act. The aggregate proceeds to the selling stockholders from the sale of shares offered pursuant to this prospectus will be the prices at which such securities are sold, less any commissions. The selling stockholders may choose not to sell any or all of the shares of our Common Stock offered pursuant to this prospectus.
     The selling stockholders may, from time to time, sell all or a portion of the shares of our Common Stock at fixed prices, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The selling stockholders may offer their shares of our Common Stock at various times in one or more of the following transactions:
•	on any securities exchange, market or trading facility on which our Common Stock may be listed at the time of sale;

•	in an over-the-counter market in which the shares are traded;

•	through block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through options, swaps or derivatives;

•	in privately negotiated transactions;

•	in transactions to cover short sales; and

•	through a combination of any such methods of sale.

     The selling stockholders may also sell their shares of our Common Stock in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.
     The selling stockholders may sell their shares of our Common Stock directly to purchasers or may use brokers, dealers, underwriters or agents to sell such shares. In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from a selling stockholder or, if any such broker-dealer acts as agent for the purchaser of such shares, from a purchaser, in amounts to be negotiated. Such compensation may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share, and, to the extent a broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise, at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares commissions as described above.
     From time to time the selling stockholders may engage in short sales (i.e.. the sale of our stock when the seller does not own our stock by borrowing shares from someone who does), short sales against the box (i.e. the sale of shares borrowed from another shareholder while continuing to hold an equivalent number of shares), puts, calls and other hedging transactions in our securities, and may sell and deliver their shares of our Common Stock in connection with such transactions or in settlement of securities loans, except that Laurus has agreed not to engage in short sales of our stock so that they can not influence, nor can they be perceived to be able to influence the market value of our Common Stock through such activities. These transactions may be entered into with broker-dealers or other financial institutions. In addition, from time to time a selling stockholder may pledge its shares pursuant to the margin provisions of its customer agreements with its broker-dealer. Upon default by a selling stockholder, the broker-dealer or financial institution may offer and sell such pledged shares from time to time.
     The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
     Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in most states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     There can be no assurance that any selling stockholders will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part.
     The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person.
     Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.
     A portion of the shares of Common Stock which are being registered hereunder may be issued upon exercise of warrants or conversion of a convertible term loan which we have issued to the selling stockholders. This prospectus does not cover the sale or transfer of any such warrants or convertible term note. If the selling stockholders transfer any of those warrants or such note prior to exercise thereof, the transferee(s) may not sell the shares of Common Stock issuable upon exercise of such warrants or conversion of such note under the terms of this prospectus unless we first amend or supplement this prospectus to cover such shares and such sellers.
     We are required to pay all fees and expenses incident to the registration of the shares of our Common Stock offered hereby (other than broker-dealer discounts and commissions) which we estimate to be $25,523 in total, including, without limitation, Securities and Exchange Commission filing fees, expenses of compliance with state securities or “blue sky” laws, legal fees and transfer agent fees relating to sales pursuant to this prospectus; provided, however, that the selling stockholders will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended.
     Once sold under the registration statement of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

SELLING STOCKHOLDERS
     The 14,060,345 shares of Common Stock being offered by the selling stockholders consist of 6,000,000 shares that have been issued, 4,310,345 shares that are issuable upon conversion of the term loan, and 3,750,000 shares issuable upon exercise of warrants owned by the selling stockholders. We are registering the shares of Common Stock so that the selling stockholders may offer the shares for resale from time to time.
     Securities which have been acquired directly from the Company in a transaction not involving any public offering are usually considered “restricted” securities. The sale of restricted securities is generally restricted by the Securities Act of 1933, as amended. Rule 144 under the Securities Act of 1933 provides certain conditions under which restricted securities may be sold, and provisions under which any sales by our “affiliates” may be made. During any 90 day period the sale of restricted securities, or the sale of any securities by those shareholders who are deemed to be “affiliates” of the Company, is limited by Rule 144 to the greater of one percent (1%) of the outstanding shares of the Company’s Common Stock, or the average weekly trading volume of the Company’s Common Stock during the preceding four week period. The term “affiliate” is defined in Rule 144 as a person that directly or indirectly controls, is controlled by, or is under common control with, the issuer. In addition, for any sale of restricted securities, the securities must have been held by the selling stockholder for at least one year and they must be sold in “brokers’ transactions” (as defined in Rule 144). The trading restrictions of Rule 144 continue to apply to “affiliates” for a period of three months following the date on which the shareholder no longer is considered an “affiliate” of the Company. All of the shares of Common Stock being offered are restricted securities, but Rule 144 permits sales after the restricted securities have been held for one year, subject to certain restrictions. Rule 144(k) permits sales without such restrictions if the securities have been held two years or more and the seller is not and has not been an “affiliate” for at least three months. Once the registration statement of which this prospectus forms a part is declared effective, the selling stockholders will be able to sell the shares covered hereby without complying with Rule 144, provided that the current prospectus is delivered as required by SEC rules and the Securities Act of 1933. If any selling stockholder is an affiliate of the Company at the time of any sale, the restrictions under Rule 144 relating to sales by affiliates will continue to apply. Any buyer which is an affiliate of the Company at the time it later sells any of our securities will be subject to the restrictions under Rule 144 relating to sales by affiliates. Otherwise, such buyer will be able to sell free of such restrictions.
     The table below lists the selling stockholders and other information regarding the beneficial ownership of the Common Stock by each of the selling stockholders. The first column lists, for each selling stockholder, the number of shares of Common Stock held by such stockholder including shares issuable (pursuant to exercise of the warrants or conversion of the convertible debt) to such stockholder. The second column lists the shares of Common Stock (including shares issued or issuable upon exercise of warrants or conversion of convertible debt) being offered by this prospectus by each selling stockholder. The column titled “Ownership After Offering” assumes the sale of all of the shares offered by each selling stockholder, although each selling stockholder may sell all, some or none of its shares in this offering.

						Ownership After
	Ownership Prior to Offering			Securities Being		Offering
Selling Stockholder	Shares		%	Offered		Shares	%

Laurus Master Fund, Ltd.(1)	9,213,027	(2)	15.352%	6,310,345	(3)	2,902,683	5.405%

Security Equity Fund, Mid Cap Value Series (8)	1,960,750	(4)	3.827%	1,960,750	(4)	0	0%

SBL Fund Series V (8)	1,550,000	(5)	3.030%	1,550,000	(5)	0	0%

Security Mid Cap Growth Fund (8)	1,379,500	(6)	2.699%	1,379,500	(6)	0	0%

SBL Fund Series J (8)	2,859,750	(7)	5.559%	2,859,750	(7)	0	0%

*	Less than 1%

(1)	Laurus Master Fund, Ltd. exercises dispositive and voting control with respect to the securities to be offered for resale. Laurus Capital Management, LLC controls Laurus Master Fund, Ltd. Eugene Grin and David Grin are the sole members of Laurus Capital Management, LLC.

(2)	Includes 6,393,027 shares of Common Stock issuable upon conversion of certain convertible notes and warrants to purchase 2,820,000 shares of Common Stock. (See below for a description of the convertible notes.) **

(3)	Includes 4,310,345 shares of Common Stock issuable upon conversion of certain convertible notes and warrants to purchase 2,000,000 shares of Common Stock. (See below for a description of the convertible notes.) **

(4)	Includes warrants to purchase 442,750 shares of Common Stock.

(5)	Includes warrants to purchase 350,000 shares of Common Stock.

(6)	Includes warrants to purchase 311,500 shares of Common Stock.

(7)	Includes warrants to purchase 645,750 shares of Common Stock.

(8)	Security Equity Fund, SBL Fund Series V, Security Mid Cap Growth Fund and SBL Fund Series J are all mutual funds managed by The Security Benefit Group of Companies. The shares held by these selling shareholders were obtained through a private placement of our Common Stock and warrants to purchase shares of our Common Stock on March 19, 2004. For additional information regarding this transaction please refer to our Current Report on Form 8-K, filed with the SEC on March 23, 2004.

**	The convertible debt and warrants contain provisions known as “exercise caps” which prohibit the holder (and its affiliates) from exercising such warrants and/or converting the debt to the extent that giving effect to such exercise or conversion, such holder would beneficially own in excess of 4.99% of the Company’s outstanding Common Stock. The holder can waive the 4.99% limit, but such waiver will not become effective until the 76th day after such notice is delivered to the Company, and these limits will not restrict the number of shares of Common Stock which a holder may receive or beneficially own in order to determine the amount of securities or other consideration that such holder may receive in the event of a merger or other business combination or reclassification involving the Company. The table set forth above does not reflect the operation of such exercise caps in that we have included all of the shares issuable upon exercise of warrants and conversion of convertible debt held by Laurus.
Description of Convertible Notes
     The Company has a credit facility with Laurus Master Fund, Ltd. (“Laurus”) which initially included a $1,000,000 convertible term loan and a $2,000,000 convertible revolving line of credit. The revolving credit facility provides for borrowings of up to the lesser of (i) $2 million or (ii) 90% of the Company’s eligible accounts receivable. The revolving credit facility had an initial term of two years, but on August 31, 2004 the maturity date on the facility was extended to September 1, 2006. The revolving credit facility accrues interest on outstanding balances at the rate of prime (7.50% as of March 1, 2006) plus 1.75%. Laurus originally had the option to convert all or a portion of the advances under any secured convertible revolving note into shares of the Company’s Common Stock at any time, subject to certain limitations, at an initial fixed conversion price of $2.12 per share.
     On February 28, 2005, the Company and Laurus entered into an amendment to the revolving credit facility which among other things permitted the Company to borrow an amount in excess of the amount supported by the borrowing base (an “Overadvance”), up to the $2 million limit of the facility, and reduced the fixed conversion price on the revolving credit line to $1.05 per share. The Company borrowed the full $2 million on February 28, 2005. The Company was permitted to remain in the Overadvance position until January 1, 2006 (the “Overadvance Period”). Prior to the end of the Overadvance Period the Company was permitted to repay the Overadvance in cash at 125% of the principal amount. The Overadvance Period was to be extended on a month to month basis if the average closing price of the Company’s stock for the five last trading days of the prior month was greater than or equal to $1.16 (110% of the new fixed conversion price of $1.05). The Overadvance Period was not extended on January 1, 2006, and on January 12, 2006, the Company repaid the Overadvance to reduce the outstanding balance on the revolver to $1,128,248 through the payment of $871,752 in cash. If at any time after the date the shares underlying the revolving credit facility have been registered under a registration statement which has been declared effective, the average closing price of the Company’s Common Stock for an eleven day period exceeds $1.21 per share (115% of the fixed conversion price), then Laurus will be required to convert to common stock the lesser of the outstanding balance of revolving credit line or 25% of the average aggregate dollar weighted trading volume of the Company’s Common Stock for the eleven days prior to the conversion (a “Mandatory Conversion”). Only one Mandatory Conversion can be effected in any 22 day period.
     The Term Loan had an initial term of two years and was scheduled to amortize at the rate of $50,000 per month beginning February 1, 2004, if not offset by the conversion of all or a portion of the loan prior to the due date of the amortization payment. Laurus has converted $323,210 of the Term Loan into shares of Common Stock. On August 31, 2004, in exchange for reducing the conversion price on the Term Loan to $1.64 per share, the maturity date for the remaining balance of the Term Loan was extended to September 1, 2006 and the amortization schedule was modified to defer the first principal payment to February 1, 2005 and reduce the monthly payments to $35,000 per month, with a final payment of $11,790 due on September 1, 2006, if not offset by the conversion of all or a portion of the loan prior to the due date of the amortization payment. The Term Loan accrues interest at the greater of prime (7.50% as of March 1, 2006) plus 1.75%, or 6%, and is payable monthly in arrears. The Company has the option of paying scheduled interest and principal, or prepaying all or a portion of the Term Loan with shares of its Common Stock at the fixed conversion price of $1.64 per share, provided that the closing price of the Common Stock is greater than $1.89 per share for the 11 trading days immediately preceding the payment date and that the shares are registered with the Securities and Exchange Commission. Laurus also has the option to convert all or a portion of the Term Loan into shares of the Company’s Common Stock at any time, subject to certain limitations, at a fixed conversion price of $1.64 per share. The Term Loan is secured by a blanket lien on all of the Company’s assets, except for its real estate. The outstanding balance on the Term Loan as of December 16, 2005 was $291,790.
     None of the shares covered by this registration statement, of which the prospectus is a part, relate to either of the loans described above.
     On November 22, 2005, Electric City and Laurus entered into an additional securities purchase agreement providing for a new four year, $5 million convertible term loan to fund the expansion of the Company’s VNPP projects and Shared Savings program, as well as for general corporate purposes (the “New Term Loan”). The Company received unrestricted access to the proceeds from the New Term Loan on November 25, 2005. The New Term Loan bears interest at the higher of prime (7.50% as of March 1, 2006) plus 2% or 6.75% and requires monthly amortization of $43,860 if paid in additional shares of Common Stock or $44,736 if paid in cash, commencing on June 1, 2006. Any principal balance that has not been repaid or converted to Common Stock will be due at maturity on November 1, 2009. The New Term Loan is convertible into Common Stock at the holder’s option at anytime at $1.16 per share (the “Fixed Conversion Price”) and the Company can require conversion if the market price of its stock averages at least $2.32 (200% of the Fixed Conversion Price) for the last ten days of any month. In addition, if the shares issuable upon conversion are registered and the market price of the Common Stock is $1.00 or greater, the Company can elect to pay monthly interest and principal with shares of stock valued at 85% of the weighted average closing price of the Common Stock for the prior 20 trading days. If the market price of the Common Stock exceeds $1.33 per share (115% of the Fixed Conversion Price) then Laurus shall automatically convert the monthly principal and interest to Common Stock at $1.16 per share, subject to conditions that (i) no event of default exists, and (ii) such conversion is limited to an amount equal to 25% of the aggregate dollar trading volume of the Common Stock for the 22 trading days preceding the monthly payment due date. The New Term Loan has a financial covenant that requires, if the market price of the Company’s Common Stock is less than $1.22 (105% of the Fixed Conversion Price), that the Company maintain an EBITDA to Debt Expense ratio of not less than 1.1 to 1.0 as of the last day of each fiscal quarter beginning with the fiscal quarter ending September 30, 2006. The Convertible Term Loan and the other obligations to Laurus are secured by all the Company’s and its Subsidiary’s assets, except for real estate.
     The shares which are covered by the registration statement, of which this prospectus is a part, include 4,310,345 shares issuable upon conversion of the New Term Loan.
     As part of the New Term Loan the Company agreed to split any cash flow generated by the Company’s VNPP and Shared Savings projects (the “Projects”), after the payment of related debt, to the extent any portion of the New Term Loan is used to fund such Projects. The Project Cash Flow has been defined as the revenue generated by the Projects, less the operating costs, maintenance costs and debt service costs (principal, interest and fees) directly related to such Projects. As long as any portion of the New Term Loan is outstanding, the Company has agreed to pay to Laurus on a quarterly basis Performance Interest in an amount equal to two-thirds (2/3rds) of the Project Cash Flow generated by all Projects, not to exceed the Target Return for the quarter. The Target Return has been defined to be 5% of the average daily outstanding project related debt during the quarter, less interest (excluding Performance Interest and Bonus Interest) and fees for such quarter. In addition, the Company has agreed to pay Laurus on a quarterly basis, as long as any portion of the New Term Loan is outstanding, Bonus Interest equal to one-third (1/3rd) of any Project Cash Flow in excess of the Performance Interest. As an example, assume the following were true for the most recent quarter:

Project Related Debt:
Average Outstanding Balance	$1,100,000
Interest Expense	$24,750
Fees	$0
Principal Repayment	$0

Project Cash Flow:
Revenue	$35,000
Operating costs	($1,000)
Maintenance costs	($2,500)
Debt service costs	($24,750)

Project Cash Flow	$6,750

Target Return:
Average Outstanding Balance	$1,100,000
Multiplied by 5%	5%

	$55,000
Less Interest and Fees	($24,750)

Target Return	$30,250

Performance Interest:
Project Cash Flow	$6,750
Multiplied by 2/3rds	2/3

Performance Interest	$4,500	(Not to exceed the Target Return)

Bonus Interest:
Project Cash Flow	$6,750
Less Performance Interest	($4,500)

	$2,250
Multiplied by 1/3	1/3

Bonus Interest	$750
After the New Term Loan is repaid in full, we are required to continue to pay Laurus a portion of the Project Cash Flow as follows:

Percentage of
Period Following	Project Cash
Repayment of the	Flow Paid to
New Term Loan	Laurus
Year 1	50%
Year 2	40%
Year 3	30%
Year 4	20%
Year 5	10%
Year 6+	0%

     This example shows the expected magnitude of potential quarterly Performance Interest and Bonus Interest payments to Laurus. Actual payments will depend on many factors that could result in higher or lower payments. Through the third quarter of 2005 we had not recognized any revenue from Projects and we expect Project related revenue during the fourth quarter of 2005 to be approximately $15,000. If all the proceeds of the New Term Loan were invested in Projects (which is not required), we don’t expect that the revenue from such Projects would represent more than 10% of our total revenue in any period. We do not believe that the payment of such Performance Interest and Bonus Interest will have a material effect on our financial performance in future periods.
LEGAL MATTERS
     Certain legal matters in connection with the shares of Common Stock offered hereby will be passed upon for Electric City by Schwartz, Cooper, Greenberger & Krauss, Chtd. of Chicago, Illinois.
EXPERTS
     The financial statements and schedule incorporated by reference in this Prospectus and in the Registration Statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) incorporated by reference herein and in the Registration Statement, and are incorporated in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
     The financial statements of Maximum Performance Group, Inc. contained in the 8-K/A filed with the SEC on July 15, 2005, incorporated by reference in this Prospectus and in the Registration Statement have been audited by Marcum & Kliegman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) incorporated by reference herein and in the Registration Statement, and are incorporated in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses Of Issuance And Distribution.
     The following table sets forth the costs and expenses payable by the registrant in connection with the sale of the Common Stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission (the “Commission”) registration fee.

SEC Registration Fee	$1,023
Legal Fees and Expenses	8,000
Accounting Fees and Expenses	15,000
Costs of Printing	1,500
Miscellaneous Expenses	—

Total	$25,523

Item 15. Indemnification of Directors and Officers
     Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.
     Article VIII of Electric City’s By-laws specifies that Electric City shall indemnify its directors, officers, employees and agents to the full extent that such right of indemnity is permitted by law. This provision of the By-laws is deemed to be a contract between Electric City and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the Delaware General Corporation Law are in effect, and any repeal or modification thereof shall not offset any right to indemnification in respect of action, suit or proceeding theretofor or thereafter brought or threatened based in whole or in part upon any such state of facts. The amendment or repeal of such provision of the By-Laws may be effected by the affirmative vote of the holders of a majority in interest of all outstanding capital stock of Electric City entitled to vote, in person or by proxy, at any annual or special meeting in which a quorum is present. The By-Laws may also be amended, adopted or repealed in whole or in part by actions of the majority of the whole board of directors. In certain circumstances, 75% of the voting power of all outstanding shares of the Series E Convertible Preferred Stock of Electric City is also required to approve any amendment of the By-Laws.
     Electric City has executed indemnification agreements with certain officers pursuant to which Electric City has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if they become subject to an action because of serving as a director, officer, employee, agent or fiduciary of Electric City.
     Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, authorizing unlawful payments of dividends or unlawful redemptions or stock purchases as contemplated by Section 174 of Delaware General Corporation Law, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.
     Electric City’s Certificate of Incorporation, as amended, limits the liability of its directors as authorized by Section 102(b)(7). To amend such provisions the Company would require the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the capital stock of Electric City. In addition, the affirmative vote of at least 75% of the voting power of all outstanding shares of the Series E Convertible Preferred Stock of Electric City is required to adopt any amendment if such amendment could adversely affect, alter or change the rights, powers or preferences of the Series E Preferred Stock, through merger, consolidation, recapitalization, reclassification or otherwise.
     Electric City has obtained liability insurance for the benefit of its directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as directors or officers of Electric City (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.
Item 16. Exhibits

Exhibit
Number	Description
5.1(1)	Opinion of Schwartz Cooper Greenberger & Krauss, Chtd. with respect to the legality of the Common Stock being registered.
23.1	Consent of BDO Seidman, LLP.
23.2	Consent of Schwartz Cooper Greenberger & Krauss, Chtd. (contained in exhibit 5.1).
23.3	Consent of Marcum & Kliegman, LLP
24.1	Power of Attorney (included on the signature page hereof).

(1)	Incorporated herein by reference to Electric City Corp’s registration statement on Form S-3 filed December 19, 2005 (No. 333-130443)

Item 17. Undertakings
The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that:
(A)	paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by such clauses is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(B)	Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(C)	Provided further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:
(i)	If the registrant is relying on Rule 430B:
(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
(ii)	If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. . Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elk Grove Village, State of Illinois, on the 3rd day of March 2006.

ELECTRIC CITY CORP.

By:	/s/ David Asplund
David Asplund
Chief Executive Officer

By:	/s/ Jeffrey Mistarz
Jeffrey Mistarz
Principal Accounting Officer

POWER OF ATTORNEY
     The undersigned hereby constitutes and appoints John Mitola and Jeffrey Mistarz, and each of them, as his true and lawful attorneys-in-fact and agents, jointly and severally, with full power of substitution and resubstitution, for and in his stead, in any and all capacities, to sign on his behalf this Registration Statement on Form S-3 in connection with the registration of Common Stock by the registrant and offering thereof pursuant hereto and to execute any amendments thereto (including post-effective amendments), including a registration statement filed pursuant to Rule 462(b), or certificates that may be required in connection with this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission and granting unto said attorneys-in-fact and agents, and each of them, jointly and severally, the full power and authority to do and perform each and every act and thing necessary or advisable to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, jointly or severally, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities below.

Signature	Title	Date
/s/ John P. Mitola John P. Mitola	Chief Executive Officer	December 13, 2005

/s/ Jeffrey Mistarz Jeffrey Mistarz	Chief Financial Officer and Treasurer	November 22, 2005

/s/ Richard Kiphart Richard Kiphart	Chairman of the Board	February 8, 2006

/s/ David Asplund David Asplund	Director	December 13, 2005

/s/ John Bukovski John Bukovski	Director	November 22, 2005

/s/ Daniel Parke Daniel Parke	Director	December 13, 2005

/s/ Gerald Pientka	Director	November 23, 2005
Gerald Pientka

/s/ Michael Stelter Michael Stelter	Director	November 22, 2005

/s/ David Valentine David Valentine	Director	November 22, 2005

INDEX TO EXHIBITS

Exhibit
Number	Description
5.1 (1)	Opinion of Schwartz Cooper Greenberger & Krauss, Chtd. with respect to the legality of the Common Stock being registered.
23.1	Consent of BDO Seidman, LLP.
23.2	Consent of Schwartz Cooper Greenberger & Krauss, Chtd. (contained in exhibit 5.1).
23.3	Consent of Marcum & Kliegman, LLP
24.1	Power of Attorney (included on the signature page hereof).

(1)	Incorporated herein by reference to Electric City Corp’s registration statement on Form S-3 filed December 19, 2005 (No. 333-130443)